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                                                                  EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Amax Gold Inc. on Form S-3 (Registration No. 33-53963) of our reports, which include an explanatory paragraph regarding a change in the method of accounting for exploration expenditures and postemployment benefits in 1993, and a change in the method of accounting for precious metals inventory, postretirement benefits and income taxes in 1992, dated February 4, 1994, except for Note 8, for which the date is March 18, 1994, on our audits of the consolidated financial statements and financial statement schedules of Amax Gold Inc., as of December 31, 1993 and 1992, and for the three years ended December 31, 1993, 1992 and 1991. We also consent to the reference to our firm under the caption "Experts".




/s/ Coopers & Lybrand

COOPERS & LYBRAND

Denver, Colorado
July 18, 1994